EXHIBIT 22
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                LIST OF SUBSIDIARIES OF THE COMPANY


            The Dime Bank, 820-822 Church Street, Honesdale, Pennsylvania 18431, a Pennsylvania state-chartered banking institution.


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
                                  EXHIBIT 27

                            FINANCIAL DATA SCHEDULE

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